Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Contacts:

Media Monica Kendrick (574) 372-4989 monica.kendrick@zimmerbiomet.com	Investors Robert J. Marshall Jr. (574) 371-8042 robert.marshall@zimmerbiomet.com

Barbara Goslee (574) 371-9449 barb.goslee@zimmerbiomet.com

Zimmer Biomet Announces Closing of €1 Billion Senior Notes Offering and Early Settlement of Its

Cash Tender Offers for Certain Outstanding Debt Securities

(WARSAW, IN) December 13, 2016—Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH) (the “Company”) today announced that it has completed an offering of €500 million aggregate principal amount of 1.414% Notes due 2022 (the “2022 Notes”) and €500 million aggregate principal amount of 2.425% Notes due 2026 (together with the 2022 Notes, the “Euro Notes”) in an SEC registered offering. The Company used the net proceeds from the sale of the Euro Notes to pay for the debt securities identified in the table below (collectively, the “Tender Offer Notes”) purchased in its previously-announced cash tender offers (the “Offers”). The completion of the offering of the Euro Notes satisfies the financing condition to the Offers as set forth in the Offer to Purchase dated November 21, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”), each as amended by the Company’s press releases dated December 5, 2016 and December 6, 2016.

The Company today also announced that it has accepted for purchase the aggregate principal amount of each series of Tender Offer Notes validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on December 5, 2016 (the “Early Tender Deadline”), as shown in the following table. Because the aggregate purchase price for certain series of validly tendered Tender Offer Notes exceeded the aggregate purchase price (excluding accrued and unpaid interest to, but not including, the settlement date and excluding fees related to the Offers) of $1.25 billion (the “Maximum Tender Amount”), the Tender Offer Notes were accepted for purchase subject to the Acceptance Priority Levels (as defined in the Offer to Purchase) and proration, each as described in the Offer to Purchase and Letter of Transmittal. Settlement of such Tender Offer Notes accepted for purchase occurred today.

Title of Security	CUSIP Number	Acceptance Priority Level	Aggregate Principal Amount Tendered	Aggregate Principal Amount Accepted
5.750% Senior Notes due 2039	98956PAB8	1	$182,227,000	$182,227,000
4.450% Senior Notes due 2045	98956PAH5	2	$854,576,000	$854,576,000
4.250% Senior Notes due 2035	98956PAG7	3	$319,295,000	$246,583,000
3.550% Senior Notes due 2025	98956PAF9	4	$1,060,858,000	—
4.625% Senior Notes due 2019	98956PAA0	5	$171,447,000	—

Holders of Tender Offer Notes validly tendered and not validly withdrawn on or prior to the Early Tender Deadline received the Total Consideration (as defined in the Offer to Purchase), which included an early tender premium of $30 per $1,000 principal amount of Tender Offer Notes validly tendered by such holders and accepted for purchase by the Company. Accrued interest up to, but not including, today, December 13, 2016, was paid in cash on all validly tendered Tender Offer Notes accepted for purchase by the Company in the Offers. Tender Offer Notes purchased in the Offers were retired and cancelled. Validly tendered Tender Offer Notes that were not accepted for purchase pursuant to the Offers will be returned to holders.

Although the Offers are scheduled to expire at 11:59 p.m., New York City time, on December 19, 2016, because holders of Tender Offer Notes subject to the Offers validly tendered and did not validly withdraw Tender Offer Notes on or prior to the Early Tender Deadline for which the aggregate purchase price exceeded the Maximum Tender Amount, the Company has not accepted, and will not accept, for purchase any tenders of Tender Offer Notes after the Early Tender Deadline.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities.

About Zimmer Biomet

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; office based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com, or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding the cash tender offers for certain outstanding senior notes of the Company and the offering of Euro Notes of the Company. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negatives of such terms or other variations on such terms or comparable terminology. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. For a list and description of some of such risks and uncertainties, see the Company’s filings with the Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in its periodic reports. Accordingly, such forward-looking statements speak only as of the date made. Readers of this communication are cautioned not to place undue reliance on these forward-looking statements, since, while management believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this communication.